Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
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                                                    Thirteen Weeks Ended              Thirty-Nine Weeks Ended
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                                               February 24,      February 25,     February 24,      February 25,
                                                   2002              2001             2002              2001
--------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations
   before Income Taxes.....................       $102,776           $75,491          $254,608         $208,640
Plus Fixed Charges.........................         15,305            14,583            45,237           40,205
Less Capitalized Interest..................           (886)             (833)           (2,766)          (2,558)
                                                  --------           -------        ----------       ----------
Consolidated Earnings from Operations
   before Income Taxes Available to
   Cover Fixed Charges.....................       $117,195           $89,241          $297,079         $246,287
                                                  ========           =======          ========         ========

Ratio of Consolidated Earnings to Fixed
   Charges (1).............................           7.66              6.12              6.57             6.13
                                                  ========            ======          ========         ========

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(1)      The computation of the Company's ratio of consolidated earnings to fixed charges, before restructuring credit, is as follows:



                                                     Thirteen Weeks Ended            Thirty-Nine Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                               February 24,      February 25,     February 24,      February 25,
                                                   2002              2001             2002              2001
--------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations,
   before Restructuring Credit and Income
   Taxes, Available to Cover Fixed Charges.      $117,195        $   89,241         $ 294,810      $  246,287
                                                 ========        ==========         =========       =========

Ratio of Consolidated Earnings, before
    Restructuring Credit, to Fixed
    Charges................................          7.66              6.12              6.52            6.13
                                                  =======        ==========         =========       =========

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